Exhibit (l)(24)


                           FORM OF PURCHASE AGREEMENT

                  The RBB Fund, Inc. (the "Company"), a Maryland corporation, and _______________ ("_______") intending to be legally bound, hereby agree with each other as follows:

                  1. The Company hereby offers _____________ and _____________
hereby purchases $____ worth of shares of Classes ______ Common Stock ([Fund Name]) (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at price per Share of $1.00.

                  2. The Company hereby acknowledges receipt from _____________ of funds in the amount of $_____ in full payment for the Shares.

                  3. _____________ represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the __ day of ______, 200__.



                                            THE RBB FUND, INC.


                                            By:  _______________________________
                                                     Edward J. Roach
                                                     President & Treasurer


                                            WEISS, PECK & GREER INVESTMENTS


                                            By:  _______________________________
                                            Name:
                                            Title: